Exhibit T3A.2

DUPLICATE FOR THE FILE 11400727/1 Number 567526 I lllllll llll lllll lllll lllll lllll 111111111111111111 1882836 Certificate of Incorporation on _change of name I hereby certify that NAC TURBO DESIGNATED ACTIVITY COMP ANY having, by a Special Resolution of the Company, and with the approval of the Registrar of Companies, changed its name, is now incorporated as a Designated Act_ivity Company (limited by shares) under• the name NORDIC AVIATION CAPITAL DESIGNATED ACTMTY COMP ANY and I _ have_ entered such name on the Register accordingly. Given under my hand at Dublin, this Tuesday, the 8th day of November, 2016 for Registrar of Companies. Certifo,ate handed to/posted to*: Signed: *Delete as appropriate • Nordic Aviation Services Limited 5th Floor Bedford Place Henry Street Limerick sent By Registered Post ... - 9 NOV 20\6 _ .. CRO